Exhibit 10.1

TRANSITION AND RETIREMENT AGREEMENT

This Transition and Retirement Agreement (the “Agreement”) is entered into by and between CYRUSONE LLC, a Delaware limited liability company (“Employer”), and Diane M. Morefield (“Employee”) on July 30, 2020 (the “Effective Date”) based on the following facts:

WHEREAS, Employee has been employed by Employer as its Executive Vice President and Chief Financial Officer of CyrusOne Inc., a Maryland corporation (“CyrusOne”), pursuant to that certain Employment Agreement by and between Employer and Employee, dated as of November 14, 2016 (the “Employment Agreement”); and

WHEREAS, Employee is retiring from her employment with Employer and its affiliates (collectively, the “CyrusOne Group”) and her position of Executive Vice President and Chief Financial Officer of CyrusOne;

WHEREAS, Employee will step down from her position of Executive Vice President and Chief Financial Officer of CyrusOne effective December 31, 2020; provided, that with prior written notice to Employee, Employer may select a prior date, but not earlier than the date CyrusOne files its Form 10-Q with the SEC for the period ending September 30, 2020 (such date, the “Transition Date”);

WHEREAS, following the Transition Date, Employer desires to assure itself of Employee’s services for certain transition-related matters, and Employee desires to serve in this capacity under the terms and conditions hereinafter provided commencing immediately following the Transition Date and continuing through the day that is the date of filing of CyrusOne’s Form 10-K with the SEC but not earlier than March 1, 2021 (the “Consulting Period”);

WHEREAS, Employee’s employment with the CyrusOne Group shall cease on the date the Consulting Period expires (the “Termination Date”);

WHEREAS, Employer and Employee have agreed that, in recognition of Employee’s years of service and dedication to the CyrusOne Group, the foregoing actions shall be deemed to be a termination of Executive’s employment pursuant to Section 9(f) of the Employment Agreement and any applicable equity award agreement, effective as of the Termination Date;

WHEREAS, in connection with such retirement Employee has also decided to resign from her positions as an officer and/or as a member of the board of all direct and indirect subsidiaries of CyrusOne, as applicable;

WHEREAS, following the Transition Date, Employer will compensate Employee for the services provided during the Consulting Period as set forth herein and provide the benefits described in this Agreement and any applicable equity award agreement, subject to the terms and conditions outlined in the applicable agreement and the terms of this Agreement; and

WHEREAS, the parties now wish to memorialize the terms of their mutual agreement regarding the Employee’s retirement and the termination of her employment and to fully and finally resolve any differences between them, including any and all claims and controversies arising out of the employment relationship between Employer and Employee, that may have arisen, or which may arise, prior to or at the Effective Date.

NOW THEREFORE, in consideration of the foregoing and the mutual promises set forth below, the parties agree as follows:

1.	Retirement; Consulting Services.

A.
As a result of Employee’s retirement, Employee’s employment with the CyrusOne Group will be deemed to terminate under Section 9(f) of the Employment Agreement, effective as of the Termination Date, and Employee hereby resigns her position as an officer and/or as a member of the board of directors or comparable governing body of any member of the CyrusOne Group effective as of the Transition Date.  As of the Transition Date, Employee’s status as an executive officer of Employer and any member of the CyrusOne Group and as a member of the board of directors or comparable governing body of any member of the CyrusOne Group shall cease in their entirety.  Employee and Employer each waive any requirement to provide written or advance notice regarding the termination of Employee’s employment.  Except as explicitly provided for under Section 1.B, from and after the Transition Date, Employee is not to hold herself out as an executive, officer, member of the board of directors, agent, or authorized representative of Employer or any member of the CyrusOne Group, negotiate or enter into any agreements on behalf of Employer or any member of the CyrusOne Group, or otherwise attempt to bind Employer or any member of the CyrusOne Group.

B.
During the Consulting Period, Employee agrees that she will make herself available to Employer, during regular business hours, as reasonably requested by CyrusOne’s Chief Executive Officer or Chief Financial Officer to provide the following services (the “Services”):  (1) knowledge transfer and information exchange; (2) continuing assistance on matters reasonably within Employee’s knowledge; (3) assisting with accounting, finance, capital markets and investor relations matters; (4) providing advice on strategic matters affecting the CyrusOne Group; and (5) any other services reasonably requested by CyrusOne’s Chief Executive Officer or Chief Financial Officer for the purpose of transitioning Employee’s duties and responsibilities.  It is agreed by the parties that the level of services Employee will be requested to perform during the Consulting Period shall be no greater than twenty percent (20%) of the average level of services Employee performed as an employee during the thirty-six (36) month immediately preceding the Termination Date.  Employee shall perform consulting services as an employee.

i.
Notwithstanding anything in this Agreement to the contrary, during the Consulting Period, the Services shall only be performed to the extent directly requested by CyrusOne’s Chief Executive Officer or Chief Financial Officer.

ii.
As the sole consideration for her services from the Transition Date through December 31, 2020, Employee shall be entitled to receive her current base salary, and as sole consideration for her services from January 1, 2021, through the end of the Consulting Period, Employee shall be entitled to receive a salary at the rate of five thousand dollars ($5,000) per month, or portion thereof pro-rated on a daily basis (the “Consulting Payments”) via the normal payroll practices of the Employer.  Consistent with applicable law, Employer shall withhold and deduct from the Consulting Payment any amount or amounts in respect of income taxes or other employment taxes of any other nature on behalf of Employee.  In addition, Employee shall remain eligible to participate in the employee benefit plans and programs maintained by the CyrusOne Group, subject to their applicable terms and conditions.

iii.
Employee agrees that “Good Reason” does not exist to terminate Employee’s employment as that term is defined in Section 9(i)(iv) of the Employment Agreement; rather, Employees is voluntarily resigning from her employment pursuant to Section 9(f) of her Employment Agreement.

2.
Compensation/Benefits.  Except as otherwise provided herein, prior to the Termination Date, Employee shall generally remain eligible to participate in the employee benefit plans and programs maintained by the CyrusOne Group, subject to their applicable terms and conditions.  Effective on the Termination Date and thereafter, Employee’s participation in and eligibility for any employee or fringe benefit, compensation, bonus, or equity plans, programs or policies of the CyrusOne Group shall cease, subject to the applicable terms and conditions of any such plans, programs and policies.  Employee may elect such insurance continuation or conversion as may be available under the applicable benefit plan terms and applicable law for the period after the Termination Date so long as she makes a valid election for such continuation and makes the payments necessary for continuation or conversion.  Employer will pay Employee for all hours worked through the Termination Date in accordance with Employer’s regular payroll procedures and schedule, including an annual incentive bonus in respect of fiscal year 2020, which shall be pro-rated to the Transition Date and paid in February 2021 at 100% of the target bonus regardless of actual performance.  Employee acknowledges that these amounts are all the amounts owed to her by Employer through the Termination Date.  Employee specifically acknowledges and agrees that she is not entitled to any salary, severance, wages, commissions, options or other equity (or accelerated vesting thereof), benefits, insurance, or other compensation from the CyrusOne Group, except as specifically set forth herein.

3.	Retirement Benefits.

A.
In exchange for Employee’s (a) timely execution and non-revocation of this Agreement; (b) continued compliance with its terms and conditions and her other obligations to Employer (including, without limitation, the obligations imposed by Sections 6 and 21 of the Employment Agreement, as modified by this Agreement); (c) continued service through the Termination Date; and (d) timely execution and non-revocation of the Retirement Release, attached hereto as Exhibit A, Employer shall pay or provide to Employee the following:

i.
The portion of Employee’s time-vesting restricted stock units (“RSUs”) equity incentive awards issued by the CyrusOne Group to Employee, as set forth in Exhibit B hereto, shall become vested in full on the Termination Date.  Such RSUs that become vested pursuant to this provision shall be settled in calendar year 2021 at the time and in the manner prescribed by the applicable equity plan(s) and award agreement(s), but in no event later than sixty (60) days following the Termination Date, provided the provisions of Section 3 of the Retirement Release are then effective and irrevocable.

ii.
A portion of Employee’s outstanding performance-based restricted stock units (“PSUs”), as set forth in Exhibit B hereto, shall remain outstanding and eligible to vest based on the achievement of the applicable performance criteria based on a prorated target amount as of the Termination Date, described in Exhibit B.  Any such award or applicable portion thereof that becomes vested pursuant to this provision shall be settled within sixty (60) days following the determination of the level of achievement of the applicable performance criteria, provided the provisions of Section 3 of the Retirement Release are then effective and irrevocable.

B.
The amounts in this Section 3 will be collectively referred to as the “Retirement Benefits,” which are amounts to which the Employee is not otherwise entitled in the absence of her execution of this Agreement.  Employee acknowledges that, in the absence of her execution of this Agreement, the Retirement Benefits would not otherwise be due to her.

C.	All payments pursuant to Section 3, whether in cash or equity, are subject to deductions for payroll taxes, income tax withholding and other deductions required by law or authorized by Employee.

D.
For the avoidance of doubt, the tabular summary attached hereto as Exhibit B describes the outstanding equity awards to which the vesting provisions described in Sections 3.A.i and ii are applicable.  If any equity award that is accelerated as provided in Section 3A.i is deemed vested as of the Termination Date, but Employee revokes her agreement to those provisions of this Agreement releasing and waiving Employee’s rights and claims under the ADEA pursuant to Section 6.D, such equity acceleration will be immediately rescinded and revoked and the underlying shares forfeited.

4.	General Release.

A.
Employee unconditionally, irrevocably and absolutely releases and discharges Employer, and any and all parent and subsidiary corporations, divisions and affiliated corporations, partnerships or other affiliated entities of Employer, past and present, as well as Employer’s past and present employees, officers, directors, partners, members, insurers, employee benefit plans and fiduciaries, attorneys, agents, successors and assigns (collectively, “Released Parties”), from all claims related in any way to the transactions or occurrences between them prior to or at the Effective Date, to the fullest extent permitted by law, including, but not limited to, Employee’s employment with Employer, the termination of Employee’s employment, and all other losses, liabilities, claims, charges, demands and causes of action, known or unknown, suspected or unsuspected, arising directly or indirectly out of or in any way connected with Employee’s employment with Employer that may be released under applicable law (the “Released Claims”).  This release is intended to have the broadest possible application and includes, but is not limited to, any tort, contract, common law, constitutional or other statutory claims, including, but not limited to alleged violations of federal, state or local law (including, without limitation, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Age Discrimination in Employment Act of 1967 (the “ADEA”), the Family and Medical Leave Act, the Civil Rights Act of 1866, the Employee Retirement Income Security Act (with respect to unvested benefits), and Chapter 21 of the Texas Labor Code, all as amended), and all claims for attorneys’ fees, costs and expenses.

B.
Notwithstanding the broad scope of the release set forth in this Section 4, this Agreement is not intended to bar, and the defined term “Released Claims” does not include, (a) any claims that, as a matter of law, whether by statute or otherwise, may not be waived, such as claims for workers’ compensation benefits or unemployment insurance benefits, (b) any  claim for rights as an insured under any director’s and officer’s liability insurance policy now or previously in force or for indemnification under the by-laws of CyrusOne, the Maryland General Corporation Law or any indemnification agreement between Employee and the CyrusOne Group or (c) Employee’s right to provide information to, participate in a proceeding before, or pursue relief from the National Labor Relations Board, the Equal Employment Opportunity Commission, or the Securities and Exchange Commission (“SEC”), and other similar federal, state, or local government agencies (collectively, “Government Agencies”).  Provided, however, that if Employee does pursue an administrative claim that may not be waived as a matter of law, or such a claim is pursued on Employee’s behalf, Employee expressly waives Employee’s individual right to recovery of any type, including monetary damages or reinstatement, for any such claim, except that this limitation on monetary recovery will not apply to claims for workers’ compensation, unemployment insurance benefits, or proceedings before the SEC.  In addition, Employee shall not be prohibited from providing any confidential information to the SEC, cooperating with or assisting in an SEC investigation or proceeding or receiving any monetary award as set forth in Section 21F of the Securities Exchange Act of 1934.

C.
Employee acknowledges that Employee may discover facts or law different from, or in addition to, the facts or law that Employee knows or believes to be true with respect to the Released Claims and agrees, nonetheless, that this Agreement and the release contained in it shall be and remain effective in all respects notwithstanding such different or additional facts or law or the discovery of them.

D.
Subject to Section 4.B, Employee declares and represents that Employee intends this Agreement to be complete and not subject to any claim of mistake, and that the release herein expresses a full and complete release of the Released Claims and Employee intends the release herein to be final and complete.  Employee executes this Agreement with the full knowledge that the release herein covers all Released Claims against the Released Parties, to the fullest extent permitted by law.

E.
By execution of this Agreement, Employee represents that (a) Employee has been paid or otherwise received all wages, vacation, bonuses, or other amounts owed to Employee by Employer, other than those specifically addressed in this Agreement, and (b) Employee has not been denied any request for leave or accommodation to which Employee believes Employee was legally entitled, and Employee was not otherwise deprived of any of Employee’s rights under the Family and Medical Leave Act, the Americans with Disabilities Act, or any similar state or local statute.

5.
Covenant Not to Sue.  Subject to Section 4.B or as otherwise provided in this Agreement, Employee agrees that Employee is precluded from and is waiving all rights to sue based on the Released Claims or to obtain equitable, remedial or punitive relief from any or all of the Released Parties of any kind whatsoever based on the Released Claims, including, without limitation, reinstatement, back pay, front pay, attorneys’ fees and any form of injunctive relief.  Employee represents that, as of the date of Employee’s signing this Agreement, Employee has not filed any lawsuits, charges, complaints, petitions, claims or other accusatory pleadings against the Employer or any of the other Released Parties in any court or with any Government Agency and, to the best of Employee’s knowledge, no person or entity has filed any such lawsuits, charges, complaints, petitions, claims or other accusatory pleadings against the Employer or any of the other Released Parties on Employee’s behalf.  Employee further represents that Employee has not assigned, or purported to assign, Employee’s right to file any such lawsuits, charges, complaints, petitions, claims or other accusatory pleadings against the Employer or any of the other Released Parties to any other person or entity.

6.
Older Workers’ Benefit Protection Act.  This Agreement is intended to satisfy the requirements of the Older Workers’ Benefit Protection Act, 29 U.S.C. sec. 626(f).  Employee is advised to consult with an attorney before executing this Agreement.

A.	ADEA Release and Waiver. By entering into this Agreement, Employee is giving up important rights, including, but not limited to, any rights and claims that may exist under the ADEA.

B.
Acknowledgments.  Employee acknowledges and agrees that (a) Employee has read and understands the terms of this Agreement; (b) Employee has been advised in writing, by this Agreement, to consult with an attorney before executing this Agreement; (c) Employee has obtained and considered such legal counsel as Employee deems necessary; and (d) by signing this Agreement, Employee acknowledges that Employee does so freely, knowingly, and voluntarily.

C.
Time to Consider.  Employee has twenty-one (21) days to consider whether or not to enter into this Agreement and return a signed copy to Employer (although Employee may elect not to use the full 21-day consideration period at Employee’s option).  Any change(s) made to this Agreement by the parties during the 21-day consideration period will not restart the running of the 21-day consideration period.  Employer’s offer will expire at the end of the 21-day consideration period.

D.
Revocation Right.  For a period of seven (7) calendar days following Employee’s execution of this Agreement, Employee may revoke Employee’s agreement to those provisions of this Agreement releasing and waiving Employee’s rights and claims under the ADEA.  If Employee chooses to revoke the Agreement, Employee must deliver a written notice of revocation to Kellie Teal-Guess, EVP – Chief People Officer at 2850 N. Harwood St. Suite 2200, Dallas, TX 75201, kellie@cyrusone.com.  Any such revocation must actually be received by Employer within the Revocation Period or it will be null and void.  Because of Employee’s right to revoke Employee’s agreement to those provisions of this Agreement releasing and waiving Employee’s rights and claims under the ADEA, those provisions shall not become effective or enforceable until the revocation period has expired without Employee exercising the right to revoke.

E.
Effect of Revocation.  If Employee exercises Employee’s right to revoke Employee’s agreement to those provisions of this Agreement releasing and waiving Employee’s rights and claims under the ADEA, Employee shall not be entitled to the Retirement Benefits as detailed above.  Employee acknowledges and agrees that the Consulting Payments will constitute sufficient consideration for Employee’s waiver of any and all non-ADEA claims in this Agreement as detailed in Section 4.

F.
Effective Date.  With the exception of the provisions of this Agreement releasing and waiving Employee’s rights and claims under the ADEA, all other terms and conditions of this Agreement shall be binding and enforceable immediately upon Employee’s execution of this Agreement, and shall remain effective regardless of whether Employee revokes Employee’s agreement to those provisions of this Agreement releasing and waiving Employee’s rights and claims under the ADEA.

G.
Preserved Rights of Employee.  This Agreement does not waive or release any rights or claims that Employee may have under the ADEA that arise after the execution of this Agreement.  In addition, this Agreement does not prohibit Employee from challenging the validity of this Agreement’s waiver and release of claims under the ADEA.

H.
Nondisclosure.  Before CyrusOne’s public disclosure of this Agreement, Employee shall not disclose the terms of this Agreement to any non-party, except that Employee may disclose the terms of this Agreement to any Government Agency or as necessary to secure advice from her counsel, accountants or tax advisors.  Before CyrusOne’s public disclosure of this Agreement, Employee shall take appropriate steps to ensure that her counsel, accountants and tax advisors are aware of and comply with this confidentiality provision, and Employee assumes the risk of and shall be accountable for any breach of this confidentiality provision occasioned by any act or omission of any person to whom the terms of this Agreement are disclosed.

The federal Defend Trade Secrets Act of 2016 (the “Act”) provides immunity from liability in certain circumstances to Employer’s employees, contractors, and consultants for limited disclosures of Employer “trade secrets,” as defined by the Act.  Specifically, Employer’s employees, contractors, and consultants may disclose trade secrets: (a) in confidence, either directly or indirectly, to a federal, state, or local government official, or to an attorney, “solely for the purpose of reporting or investigating a suspected violation of law,” or (b) “in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.”  Additionally, employees, contractors, and consultants who file lawsuits for retaliation by an employer for reporting a suspected violation of law may use and disclose related trade secrets in the following manner: (i) the individual may disclose the trade secret to his/her attorney, and (ii) the individual may use the information in the court proceeding, as long as the individual files any document containing the trade secret under seal and does not otherwise disclose the trade secret “except pursuant to court order.”

7.
Return of Property.  Employee agrees and represents that Employee has returned to Employer, or will return before the Termination Date, and retained no copies of, any and all CyrusOne Group property, including but not limited to files, manuals, business records, customer records, correspondence, software and related program passwords, computer printouts and disks, electronically stored information (“ESI”) that resides on any of Employee’s personal electronic devices, keys, equipment, and any and all other documents or property which Employee had possession of, access to, or control over during the course of Employee’s employment with the CyrusOne Group or subsequent thereto, including but not limited to any and all documents of the  CyrusOne Group and any documents removed from or copied from other documents contained in the CyrusOne Group’s files.  Employee further acknowledges and agrees that all of the documents or other tangible things to which Employee has had possession of, access to, or control over during the course of or subsequent to Employee’s employment with the CyrusOne Group, including but not limited to all documents or other tangible things, pertaining to any specific business transactions in which the CyrusOne Group was involved, or to any customers and suppliers of the CyrusOne Group, or to the business operations of the CyrusOne Group are considered confidential and have been returned to the CyrusOne Group.  In the event Employee is in possession of ESI that resides on any of Employee’s personal electronic devices (including but not limited to a personal computer, iPhone and iPad) upon returning CyrusOne Group’s ESI to the CyrusOne Group, Employee agrees and represents that all CyrusOne Group ESI has been deleted from all personal electronic devices and is inaccessible to Employee or any other party having access to those devices.  Employee represents that CyrusOne Group property including CyrusOne Group ESI has not been copied and/or distributed to anyone who is not an authorized representative of the CyrusOne Group.  Employee will provide, upon Employer’s request, access to her personal computer, iPhone and iPad to Employer so that Employer can retrieve, delete and/or confirm deletion of the CyrusOne Group’s ESI from such devices.  Notwithstanding the foregoing, Employer will not consider a breach of this provision any inadvertent immaterial failure of Employee to return all property and ESI to the CyrusOne Group if Employee diligently seeks to return all such property as soon as possible after discovery and maintains the confidentiality of such property and ESI.

8.
Restrictive Covenants.  Employee acknowledges and reaffirms her post-employment obligations and other restrictive covenants that are set forth in the Non-Disclosure and Non-Competition Agreement attached to her Employment Agreement and attached hereto as Exhibit C (“Non-Competition Agreement”).  As a condition of Employee’s continued employment with Employer, and in consideration of Employee’s employment with Employer and the compensation and benefits provided under this Agreement, Employee agrees to extend the one-year periods set forth in Paragraphs 6, 7, 8, and 13 of the Non-Competition Agreement to two years; provided, however, notwithstanding any provision contained in the Employment Agreement, the Plan or the awards issued to Employee thereunder, Employee is not restricted in any way from communicating with Government Agencies or otherwise participating in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to Employer.  If Employee breaches any of such covenants, Employee must repay to Employer the value of any equity awards described in Section 3 that become vested, within 10 days after demand by Employer, and Employer shall be entitled, upon application to a court of competent jurisdiction, to obtain injunctive or other relief to enforce such promises and covenants.

9.
Consideration of Medicare’s Interests. Employee affirms, covenants, and warrants Employee is not a Medicare beneficiary and is not currently receiving, has not received in the past, will not have received at the time the Retirement Benefits is due under this Agreement, is not entitled to, is not eligible for, and has not applied for or sought Social Security Disability or Medicare benefits. In the event any statement in the preceding sentence is incorrect (for example, but not limited to, if Employee is a Medicare beneficiary, etc.), the following sentences of this paragraph apply. Employee affirms, covenants, and warrants Employee has made no claim for illness or injury against, nor is Employee aware of any facts supporting any claim against, the Released Parties under which the Released Parties could be liable for medical expenses incurred by Employee before or after the execution of this Agreement. Furthermore, Employee is aware of no medical expenses that Medicare has paid and for which the Released Parties are or could be liable now or in the future. Employee agrees and affirms that, to the best of Employee’s knowledge, no liens of any governmental entities, including those for Medicare conditional payments, exist. Employee will indemnify, defend, and hold the Released Parties harmless from Medicare claims, liens, damages, conditional payments, and rights to payment, if any, including attorneys’ fees, and Employee further agrees to waive any and all future private causes of action for damages pursuant to 42 U.S.C. § 1395y(b)(3)(A) et seq.

10.
Indemnification. Employee agrees to hold the Released Parties harmless from, and to defend and indemnify the Released Parties from and against, all further claims, cross-claims, third-party claims, demands, costs, complaints, obligations, causes of action, damages, judgments, liability, contribution, or indemnity related in any way to the allegations that were or could have been made by Employee with respect to the claims and causes of action released as part of this Agreement, as well as any claims that may be made indirectly against the Released Parties for contribution, indemnity, or otherwise by any third party from whom or which Employee seeks relief or damages, directly or indirectly, for the same claims and/or causes of action released as part of this Agreement, regardless of whether such claims are caused in whole or in part by the negligence, acts, or omissions of any of the Released Parties.

Employee shall be responsible for all federal, state, and local tax liability, if any, that may attach to amounts payable or other consideration given under this Agreement, and will defend, indemnify, and hold the Released Parties harmless from and against, and will reimburse the Released Parties for, any and all liability of whatever kind incurred by the Released Parties as a result of any tax obligations of Employee, including but not limited to taxes, levies, assessments, penalties, fines, interest, attorneys’ fees, and costs. Employee warrants that Employee is not relying on the judgment or advice of any of the Released Parties or legal counsel concerning the tax consequences, if any, of this Agreement.

11.
Nondisparagement.  Employee agrees that she will not, directly or indirectly, make to third parties any oral, written, or electronic statement which directly or indirectly impugns the quality or integrity of the CyrusOne Group, or any other disparaging or derogatory remarks about the CyrusOne Group; provided, however, that this obligation shall not preclude Employee from (i) providing information to government agencies, (ii) responding to inquiries by any person or entity through a subpoena or other legal process, (iii) testifying under oath in a legal proceeding or (iv) making other disclosures as required by applicable law.

12.
Passwords.  Upon request, Employee agrees to provide all User IDs and Passwords used by Employee, and of any other party of which she is aware, to access CyrusOne Group ESI on CyrusOne Group computers, electronic devices, and software.

13.
Dispute Resolution.  Except as otherwise provided in Section 8, Employer and Employee agree that all disputes, controversies or claims between them arising out of or relating to this Agreement shall be submitted to arbitration pursuant to the terms and conditions set forth in the Employment Agreement.

14.
No Admissions.  By entering into this Agreement, the Released Parties make no admission that they have engaged, or are now engaging, in any unlawful conduct.  The parties understand and acknowledge that this Agreement is not an admission of liability and shall not be used or construed as such in any legal or administrative proceeding.

15.
Full Defense.  This Agreement may be pled as a full and complete defense to, and may be used as a basis for an injunction against, any action, suit or other proceeding that may be prosecuted, instituted or attempted by Employee in breach hereof.

16.
No Waiver.  Any failure or forbearance by Employer or Employee to exercise any right or remedy with respect to enforcement of this Agreement shall not be construed as a waiver of Employer’s or Employee’s rights or remedies, nor shall such failure or forbearance operate to modify this Agreement or such instruments in the absence of a writing.  No waiver of any of the terms of this Agreement shall be valid unless in writing and signed by both parties to this Agreement.  The waiver by Employer or Employee of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach, nor shall any waiver operate or be construed as a rescission of this Agreement.

17.	Successors. The provisions of this Agreement shall inure to the benefit of Employer, its successors and assigns, and shall be binding upon Employee and her heirs, administrators and assigns.

18.
Acknowledgement.  The parties represent that they have read this Agreement, that they understand all of its terms, and that in executing this Agreement they do not rely and have not relied upon any representations or statements made by the other with regard to the subject matter, basis, or effect of the Agreement.

19.
Severability; Modification.  Employee and Employer further agree that if any provision of this Agreement is held to be unenforceable, such provision shall be considered to be separate, distinct, and severable from the other remaining provisions of this Agreement, and shall not affect the validity or enforceability of such other remaining provisions.  If this Agreement is held to be unenforceable as written, but may be made enforceable by limitation, then such provision shall be enforceable to the maximum extent permitted by applicable law.

20.	Section 409A. Section 9(i)(viii) of the Employment Agreement is hereby incorporated by reference, mutatis mutandis.

21.
Entire Agreement.  Employee and Employer finally agree that, except for the provisions of any other agreement referred to herein as surviving this Agreement, this Agreement: (i) contains and constitutes the entire understanding and agreement between them with respect to its subject matter; (ii) supersedes and cancels any previous negotiations, agreements, commitments, and writings with respect to that subject matter; (iii) may not be released, discharged, abandoned, supplemented, changed or modified in any manner except by a writing of concurrent or subsequent date signed by both parties; and (iv) shall be construed and enforced in accordance with the laws of the State of Texas, without regard to its conflicts of laws provisions.  THE PARTIES TO THIS AGREEMENT HAVE READ THE FOREGOING AGREEMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED THEREIN. THE PARTIES HAVE OBTAINED AND CONSIDERED SUCH LEGAL COUNSEL AS EACH DEEMS NECESSARY TO ENTER INTO THIS AGREEMENT.  WHEREFORE, THE PARTIES HAVE EXECUTED THIS AGREEMENT ON THE DATES SHOWN BELOW.

[Remainder of Page Intentionally Left Blank]

EMPLOYEE

/s/ Diane M. Morefield
Dated:	July 30, 2020

CYRUSONE LLC

By:	/s/ Robert M. Jackson
Its:	Executive Vice President, General Counsel and Secretary
Dated:	July 30, 2020

[Signature Page to Transition and Retirement Agreement]

EXHIBIT A – RETIREMENT RELEASE

This Retirement Release (the “Agreement”) is entered into by and between CYRUSONE LLC, a Delaware limited liability company (“Employer”), and Diane M. Morefield (“Employee”) on March [●], 2021 (the “Effective Date”) based on the following facts:

WHEREAS, Employee was employed by Employer as its Executive Vice President and Chief Financial Officer of CyrusOne Inc., a Maryland corporation (“CyrusOne”), pursuant to that certain Employment Agreement by and between Employer and Employee, dated November 14, 2016 (the “Employment Agreement”) until [●];

WHEREAS, since [●], Employee has been employed by Employer as a Consultant pursuant to that certain Transition and Retirement Agreement, dated as of July 30, 2020 (“Transition and Retirement Agreement”);

WHEREAS, Employee is retiring from her employment with Employer and its affiliates (collectively, the “CyrusOne Group”), and her employment with CyrusOne Group will cease effective on the date of filing of CyrusOne’s 10-K but not earlier than March 1, 2021 (the “Termination Date”); and

WHEREAS, the parties now wish to memorialize the terms of their mutual agreement regarding the Employee’s retirement and the termination of her employment and to fully and finally resolve any differences between them, including any and all claims and controversies arising out of the employment relationship between Employer and Employee, that may have arisen, or which may arise, prior to or at the Effective Date.

NOW THEREFORE, in consideration of the foregoing and the mutual promises set forth below, the parties agree as follows:

1.
Transition and Retirement Agreement.  Notwithstanding the provisions of Section 6 hereof, the Transition and Retirement Agreement remains in full force and effect and is incorporated herein by reference.

2.
Retirement Benefits.  In exchange for your timely execution and non-revocation of this Agreement, Employer shall pay or provide to Employee the Retirement Benefits described in Section 3 and Exhibit B of the Transition and Retirement Agreement.

3.	General Release.

A.
Employee unconditionally, irrevocably and absolutely releases and discharges Employer, and any and all parent and subsidiary corporations, divisions and affiliated corporations, partnerships or other affiliated entities of Employer, past and present, as well as Employer’s past and present employees, officers, directors, partners, members, insurers, employee benefit plans and fiduciaries, attorneys, agents, successors and assigns (collectively, “Released Parties”), from all claims related in any way to the transactions or occurrences between them prior to or at the Effective Date, to the fullest extent permitted by law, including, but not limited to, Employee’s employment with Employer, the termination of Employee’s employment, and all other losses, liabilities, claims, charges, demands and causes of action, known or unknown, suspected or unsuspected, arising directly or indirectly out of or in any way connected with Employee’s employment with Employer that may be released under applicable law (the “Released Claims”). This release is intended to have the broadest possible application and includes, but is not limited to, any tort, contract, common law, constitutional or other statutory claims, including, but not limited to alleged violations of federal, state or local law (including, without limitation, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Age Discrimination in Employment Act of 1967 (the “ADEA”), the Family and Medical Leave Act, the Civil Rights Act of 1866, the Employee Retirement Income Security Act (with respect to unvested benefits), and Chapter 21 of the Texas Labor Code, all as amended), and all claims for attorneys’ fees, costs and expenses.

B.
Notwithstanding the broad scope of the release set forth in this Section 3, this Agreement is not intended to bar, and the defined term “Released Claims” does not include, (a) any claims that, as a matter of law, whether by statute or otherwise, may not be waived, such as claims for workers’ compensation benefits or unemployment insurance benefits, (b) any  claim for rights as an insured under any director’s and officer’s liability insurance policy now or previously in force or for indemnification under the by-laws of CyrusOne, the Maryland General Corporation Law or any indemnification agreement between Employee and the CyrusOne Group or (c) Employee’s right to provide information to, participate in a proceeding before, or pursue relief from the National Labor Relations Board, the Equal Employment Opportunity Commission, or the Securities and Exchange Commission (“SEC”), and other similar federal, state, or local government agencies (collectively, “Government Agencies”).  Provided, however, that if Employee does pursue an administrative claim that may not be waived as a matter of law, or such a claim is pursued on Employee’s behalf, Employee expressly waives Employee’s individual right to recovery of any type, including monetary damages or reinstatement, for any such claim, except that this limitation on monetary recovery will not apply to claims for workers’ compensation, unemployment insurance benefits, or proceedings before the SEC.  In addition, Employee shall not be prohibited from providing any confidential information to the SEC, cooperating with or assisting in an SEC investigation or proceeding or receiving any monetary award as set forth in Section 21F of the Securities Exchange Act of 1934.

C.
Employee acknowledges that Employee may discover facts or law different from, or in addition to, the facts or law that Employee knows or believes to be true with respect to the Released Claims and agrees, nonetheless, that this Agreement and the release contained in it shall be and remain effective in all respects notwithstanding such different or additional facts or law or the discovery of them.

D.
Subject to Section 3.B, Employee declares and represents that Employee intends this Agreement to be complete and not subject to any claim of mistake, and that the release herein expresses a full and complete release of the Released Claims and Employee intends the release herein to be final and complete.  Employee executes this Agreement with the full knowledge that the release herein covers all Released Claims against the Released Parties, to the fullest extent permitted by law.

E.
By execution of this Agreement, Employee represents that (a) Employee has been paid or otherwise received all wages, vacation, bonuses, or other amounts owed to Employee by Employer, other than those specifically addressed in this Agreement, and (b) Employee has not been denied any request for leave or accommodation to which Employee believes Employee was legally entitled, and Employee was not otherwise deprived of any of Employee’s rights under the Family and Medical Leave Act, the Americans with Disabilities Act, or any similar state or local statute.

4.
Covenant Not to Sue.  Subject to Section 3.B or as otherwise provided in this Agreement, Employee agrees that Employee is precluded from and is waiving all rights to sue based on the Released Claims or to obtain equitable, remedial or punitive relief from any or all of the Released Parties of any kind whatsoever based on the Released Claims, including, without limitation, reinstatement, back pay, front pay, attorneys’ fees and any form of injunctive relief.  Employee represents that, as of the date of Employee’s signing this Agreement, Employee has not filed any lawsuits, charges, complaints, petitions, claims or other accusatory pleadings against the Employer or any of the other Released Parties in any court or with any Government Agency and, to the best of Employee’s knowledge, no person or entity has filed any such lawsuits, charges, complaints, petitions, claims or other accusatory pleadings against the Employer or any of the other Released Parties on Employee’s behalf.  Employee further represents that Employee has not assigned, or purported to assign, Employee’s right to file any such lawsuits, charges, complaints, petitions, claims or other accusatory pleadings against the Employer or any of the other Released Parties to any other person or entity.

5.
Older Workers’ Benefit Protection Act.  This Agreement is intended to satisfy the requirements of the Older Workers’ Benefit Protection Act, 29 U.S.C. sec. 626(f).  Employee is advised to consult with an attorney before executing this Agreement.

A.	ADEA Release and Waiver. By entering into this Agreement, Employee is giving up important rights, including, but not limited to, any rights and claims that may exist under the ADEA.

B.
Acknowledgments.  Employee acknowledges and agrees that (a) Employee has read and understands the terms of this Agreement; (b) Employee has been advised in writing, by this Agreement, to consult with an attorney before executing this Agreement; (c) Employee has obtained and considered such legal counsel as Employee deems necessary; and (d) by signing this Agreement, Employee acknowledges that Employee does so freely, knowingly, and voluntarily.

C.
Time to Consider.  Employee has twenty-one (21) days to consider whether or not to enter into this Agreement and return a signed copy to Employer (although Employee may elect not to use the full 21-day consideration period at Employee’s option).  Any change(s) made to this Agreement by the parties during the 21-day consideration period will not restart the running of the 21-day consideration period.  Employer’s offer will expire at the end of the 21-day consideration period.

D.
Revocation Right.  For a period of seven (7) calendar days following Employee’s execution of this Agreement, Employee may revoke Employee’s agreement to those provisions of this Agreement releasing and waiving Employee’s rights and claims under the ADEA.  If Employee chooses to revoke the Agreement, Employee must deliver a written notice of revocation to Kellie Teal-Guess, EVP – Chief People Officer at 2850 N. Harwood St. Suite 2200, Dallas, TX 75201, kellie@cyrusone.com.  Any such revocation must be actually received by Employer within the Revocation Period or it will be null and void.  Because of Employee’s right to revoke Employee’s agreement to those provisions of this Agreement releasing and waiving Employee’s rights and claims under the ADEA, those provisions shall not become effective or enforceable until the revocation period has expired without Employee exercising the right to revoke.

E.
Effect of Revocation.  If Employee exercises Employee’s right to revoke Employee’s agreement to those provisions of this Agreement releasing and waiving Employee’s rights and claims under the ADEA, Employee shall not be entitled to the Retirement Benefits as detailed above.  Employee acknowledges and agrees that the Consulting Payments will constitute sufficient consideration for Employee’s waiver of any and all non-ADEA claims in this Agreement as detailed in Section 3.

F.
Effective Date.  With the exception of the provisions of this Agreement releasing and waiving Employee’s rights and claims under the ADEA, all other terms and conditions of this Agreement shall be binding and enforceable immediately upon Employee’s execution of this Agreement, and shall remain effective regardless of whether Employee revokes Employee’s agreement to those provisions of this Agreement releasing and waiving Employee’s rights and claims under the ADEA.

G.
Preserved Rights of Employee.  This Agreement does not waive or release any rights or claims that Employee may have under the ADEA that arise after the execution of this Agreement.  In addition, this Agreement does not prohibit Employee from challenging the validity of this Agreement’s waiver and release of claims under the ADEA.

H.
Nondisclosure.  Before CyrusOne’s public disclosure of this Agreement, Employee shall not disclose the terms of this Agreement to any non-party, except that Employee may disclose the terms of this Agreement to any Government Agency or as necessary to secure advice from her counsel, accountants or tax advisors.  Before CyrusOne’s public disclosure of this Agreement, Employee shall take appropriate steps to ensure that her counsel, accountants and tax advisors are aware of and comply with this confidentiality provision, and Employee assumes the risk of and shall be accountable for any breach of this confidentiality provision occasioned by any act or omission of any person to whom the terms of this Agreement are disclosed.

The federal Defend Trade Secrets Act of 2016 (the “Act”) provides immunity from liability in certain circumstances to Employer’s employees, contractors, and consultants for limited disclosures of Employer “trade secrets,” as defined by the Act.  Specifically, Employer’s employees, contractors, and consultants may disclose trade secrets: (a) in confidence, either directly or indirectly, to a federal, state, or local government official, or to an attorney, “solely for the purpose of reporting or investigating a suspected violation of law,” or (b) “in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.”  Additionally, employees, contractors, and consultants who file lawsuits for retaliation by an employer for reporting a suspected violation of law may use and disclose related trade secrets in the following manner: (i) the individual may disclose the trade secret to his/her attorney, and (ii) the individual may use the information in the court proceeding, as long as the individual files any document containing the trade secret under seal and does not otherwise disclose the trade secret “except pursuant to court order.”

6.
Entire Agreement.  Employee and Employer finally agree that, except for the provisions of any other agreement referred to herein as surviving this Agreement, this Agreement: (i) contains and constitutes the entire understanding and agreement between them with respect to its subject matter; (ii) supersedes and cancels any previous negotiations, agreements, commitments, and writings with respect to that subject matter; (iii) may not be released, discharged, abandoned, supplemented, changed or modified in any manner except by a writing of concurrent or subsequent date signed by both parties; and (iv) shall be construed and enforced in accordance with the laws of the State of Texas, without regard to its conflicts of laws provisions.  Notwithstanding the foregoing, this Section 6 is expressly subject to Section 1 of this Agreement.  THE PARTIES TO THIS AGREEMENT HAVE READ THE FOREGOING AGREEMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED THEREIN. THE PARTIES HAVE OBTAINED AND CONSIDERED SUCH LEGAL COUNSEL AS EACH DEEMS NECESSARY TO ENTER INTO THIS AGREEMENT.  WHEREFORE, THE PARTIES HAVE EXECUTED THIS AGREEMENT ON THE DATES SHOWN BELOW.

[Remainder of Page Intentionally Left Blank]

EMPLOYEE

Dated:

CYRUSONE LLC

By:
Its:
Dated:

[Signature Page to Retirement Release]

EXHIBIT B – SUMMARY OF EQUITY AWARDS

RSUs

Grant Type	Awards Outstanding	Regular Vesting February 2021(1)	Additional Shares Vesting Per Section 3.A.i(2)
Restricted Stock Units / RSUPAY (2018)	1,949	1,949	0
Restricted Stock Units / RSUPAY (2019)	3,812	1,906	1,906
Restricted Stock Units / RSUPAY (2020)	7,236	2,412	4,824

(1) These are shares scheduled to vest in the ordinary course in February 2021, and will therefore not be paid in accordance with Section 3.A.i.

(2) These are shares remaining unvested as of March 1, 2021 and will be paid in accordance with Section 3.A.i.

EXHIBIT B – SUMMARY OF EQUITY AWARDS

PSUs

Grant Type	Awards Outstanding(1)	Shares Already Paid	Maximum Shares Eligible for Vesting February 2021(2)	Maximum Additional Shares Eligible to Vest Per Section 3.A.ii(3)
Performance Units / TSR (2018)	17,541	0	35,082	0(4)
Performance Units / TSR (2019)	17,156	0	11,437	24,734(5)
Performance Units / TSR - Peer (2020)	2,714	0	0	3,159(6)
Performance Units/TSR – REIT Index (2020)	8,140	0	0	9,471(7)

(1) Represents remaining shares that may be received under outstanding awards based on the target level of achievement.

(2) Represents the maximum awards that are eligible to vest as of February 28, 2021, if any, under the applicable award.

(3) Represents the maximum awards that remain eligible to vest based on the maximum level of achievement.

(4) Based on the determination of the Compensation Committee of the Board (the “Committee”) of actual performance achieved for the full performance period (January 1, 2018 through December 31, 2020), up to 35,082 shares are eligible for vesting on February 28, 2021, based on a target amount of 17,541 shares.  Proration is not applicable to these shares.

(5) Based on the determination of the Committee of actual performance achieved for the second performance period (January 1, 2019 through December 31, 2020), up to 2/3 of the outstanding shares are eligible for vesting in respect of such period. Following the determination of the Committee of actual performance achieved with respect to the full performance period (January 1, 2019 through December 31, 2021), up to 24,734 shares (assuming the Termination Date is March 1, 2021), less the amount of shares, if any, that vested in 2021, may vest based on performance achieved on February 28, 2022, based on a prorated target amount of 12,367 (assuming the Termination Date is March 1, 2021).  The prorated target amount is calculated as follows (assuming the Termination Date is March 1, 2021): (790/1096) x 17,156, where 790 represents the number of days from the beginning of the Performance Period through March 1, 2021, and 17,156 represents the Awards Outstanding.  March 1, 2021 is the assumed Termination Date; if the actual Termination Date is after March 1, 2021, the number of shares eligible to vest pursuant to Section 3.A.ii will be prorated in the same manner through the actual Termination Date.

(6) Following the determination of the Committee of actual performance achieved with respect to the performance period (January 1, 2020 through December 31, 2022), up to 3,159 shares (assuming the Termination Date is March 1, 2021) are eligible for vesting based on performance achieved, based on a prorated target amount of 1,053 (assuming the Termination Date is March 1, 2021).  The prorated target amount is calculated as follows (assuming the Termination Date is March 1, 2021): (425/1096) x 2,714, where 425 represents the number of days from the beginning of the Performance Period through March 1, 2021, and 2,714 represents the Awards Outstanding.  March 1, 2021 is the assumed Termination Date; if the actual Termination Date is after March 1, 2021, the number of shares eligible to vest pursuant to Section 3.A.ii will be prorated in the same manner through the actual Termination Date.

(7) Following the determination of the Committee of actual performance achieved with respect to the performance period (January 1, 2020 through December 31, 2022), up to 9,471 shares (assuming the Termination Date is March 1, 2021) are eligible for vesting based on performance achieved, based on a prorated target amount of 3,157 (assuming the Termination Date is March 1, 2021).  The prorated target amount is calculated as follows (assuming the Termination Date is March 1, 2021): (425/1096) x 8,140, where 425 represents the number of days from the beginning of the Performance Period through March 1, 2021, and 8,140 represents the Awards Outstanding.  March 1, 2021 is the assumed Termination Date; if the actual Termination Date is after March 1, 2021, the number of shares eligible to vest pursuant to Section 3.A.ii will be prorated in the same manner through the actual Termination Date.

B-2

EXHIBIT C – NON-COMPETITION AGREEMENT

NON-DISCLOSURE AND NON-COMPETITION AGREEMENT

CyrusOne LLC, and its subsidiaries and affiliates (collectively, the “Company”) require certain employees to sign non- disclosure and non-competition agreements (“Agreement”) as part of the Company’s efforts to protect its confidential information and goodwill, and to maintain its competitive position. In consideration of employment, promotion, the provision of confidential information and goodwill and/or other valuable consideration, the employee (“Employee”) entering into this Agreement agrees as follows:

1.          The Company provides colocation and associated services to businesses.

2.          In conducting its business, the Company develops and utilizes, among other things, technology, data, research and development, concepts, goodwill, customer relationships, training, and trade secrets. The success of the Company and each of its employees is directly predicated on the protection of the Company’s goodwill and its confidential, proprietary, and/or trade secret information. Employee acknowledges that in the course of employment with the Company, Employee will be entrusted with, have access to and obtain goodwill belonging to the Company and intimate, detailed, and comprehensive knowledge of confidential, proprietary, and/or trade secret information (“Information”) that Employee did not have or have access to prior to signing this Agreement, including some or all of the following: (1) information concerning the Company’s products and services; (2) information concerning the Company’s customers, suppliers and employees; (3) information concerning the Company’s advertising and marketing plans; (4) information concerning the Company’s strategies, plans, goals, projections, and objectives; (5) information concerning the Company’s research and development activities and initiatives; (6) information concerning the strengths and weaknesses of the Company’s products or services; (7) information concerning the costs, profit margins, and pricing associated with the Company’s products or services; (8) information concerning the Company’s sales strategies, including the manner in which it seeks to position its products and services in the market; (9) financial information concerning the Company’s business, including budgets and margin information, and (10) other information considered confidential by the Company. Employee may also be entrusted with and have access to Third Party Information. The term “Third Party Information” means confidential or trade secret information that the Company may receive from third parties or information which is subject to a duty on the Company’s part to maintain the confidentiality of such Third Party Information and to use it only for limited purposes. The terms “Information” and “Third Party Information” do not include information that becomes generally available to the public other than as a result of unauthorized disclosure by Employee.

3.          Employee agrees that the Information and goodwill are highly valuable, provide a competitive advantage to the Company and allow Employee a unique competitive opportunity and advantage in developing business relationships with the Company’s current or prospective customers in the industry. Employee further agrees that, given the markets in which the Company competes, confidentiality of the Information is necessary without regard to any geographic limitation.

4.          Both during and after Employee’s employment with the Company, Employee agrees to retain the Information and Third Party Information in absolute confidence and not to use the Information or Third Party Information, or permit access to or disclose the Information or Third Party Information to any person or organization without the Company’s express written consent, except as required for Employee to perform Employee’s job with the Company or as otherwise provided in Section 21 below. Employee’s obligations set forth in the preceding sentence are in addition to any other obligations Employee has to protect the Information and Third Party Information, including obligations arising under the Company’s policies, ethical rules, and applicable law. Employee further agrees not to use the goodwill for the benefit of any person or entity other than the Company. Employee hereby agrees that upon cessation of Employee’s employment, for whatever reason and whether voluntary or involuntary, or upon the request of the Company at any time, Employee will immediately surrender to the Company all of the property and other things of value in Employee’s possession or in the possession of any person or entity under Employee’s control that are the property of the Company, including without any limitation all personal notes, drawings, manuals, documents, photographs, or the like, including all electronically stored information, as well as any copies and derivatives thereof, relating directly or indirectly to any Information or New Developments (as defined below), or relating directly or indirectly to the business of the Company, or, with the Company’s written consent, shall destroy such copies of such materials, including any copies stored in electronic format.

5.          Employee recognizes the need of the Company to prevent unfair competition and to protect the Company’s legitimate business interests. Therefore, ancillary to the otherwise enforceable agreements set forth in this Agreement, and to avoid the actual or threatened misappropriation of the Information or goodwill, Employee agrees to the restrictive covenants set forth in this Agreement. Accordingly, Employee agrees that, during Employee’s employment and for a period of one year following Employee’s separation from employment for any reason, Employee will not for any reason, accept employment or engage in any business activity (whether as a principal, partner, joint venturer, agent, employee, salesperson, consultant, independent contractor, director or officer) with a “Competitor” of the Company where such employment or activity would involve Employee:

(i)          providing, selling or attempting to sell, or assisting in the sale or attempted sale of, any services or products competitive with or similar to those services or products with which Employee had any involvement, and/or regarding which Employee had access to any Information, during Employee’s employment with the Company (including any products or services being researched or developed by the Company during Employee’s employment with the Company); or

(ii)          providing or performing services that are similar to any services that Employee provided to or performed for the Company during Employee’s employment with the Company.

For purposes of this provision, a “Competitor” is any business or entity that, at any time during the one-year period following Employee’s separation from employment, provides or seeks to provide, any products or services similar or related to any products sold or any services provided by the Company. “Competitor” includes, without limitation, any company or business that provides data colocation and related services to businesses or entities.

The restrictions set forth in this Section 5 will be limited to the geographic areas (i) where Employee performed services for the Company, (ii) where Employee solicited or served the Company’s customers or clients, or (iii) otherwise impacted or influenced by Employee’s provision of services to the Company. Notwithstanding the foregoing, Employee may invest in securities of any entity, solely for investment purposes and without participating in the business thereof, if (A) such securities are traded on any national securities exchange or the National Association of Securities Dealers Automatic Quotation System or equivalent non-U.S. securities exchange, (B) Employee is not a controlling person of, or a member of a group which controls, such entity and (C) Employee does not, directly or indirectly, own one percent (1%) or more of any class of securities of such entity.

6.          During Employee’s employment and for a period of one year following Employee’s separation from employment for any reason, Employee will not, directly or indirectly, through any person or entity, communicate with (i) any of the Company’s customers known to Employee during Employee’s employment with the Company and from which the Company generated revenue during the one-year period preceding Employee’s separation from employment; (ii) any prospective customers known to Employee during the one-year period prior to Employee’s separation from employment; or (iii) any of the Company’s suppliers known to Employee during the one-year period prior to Employee’s separation from employment, in each case, for the purpose or intention of (x) attempting to sell any products or services competitive with or similar to those products or services provided by the Company or (y) attempting to divert business of any such customer, prospective customer or supplier from the Company to a Competitor.

7.          During Employee’s employment and for a period of one year following Employee’s separation from employment for any reason, Employee shall not, either directly or indirectly, solicit business from or interfere with or adversely affect, or attempt to interfere with or adversely affect, the Company’s relationships with any person, firm, association, corporation or other entity which was known by Employee during his/her employment with the Company to be, or is included on any listing to which Employee had access during the course of employment as, a customer, client, supplier, consultant or employee of the Company and Employee shall not divert or change, or attempt to divert or change, any such relationship to the detriment of the Company or to the benefit of any other person, firm, association, corporation or other entity.

8.          During Employee’s employment and for a period of one year following Employee’s separation from employment for any reason, Employee shall not, without the prior written consent of the Company, accept employment, as an employee, consultant or otherwise, with any person or entity which was a customer or supplier of the Company at any time during the one-year period preceding Employee’s separation from employment with the Company.

9.          In the event Employee is uncertain as to the application of this Agreement to any contemplated employment opportunity or business activity, Employee agrees to inquire in writing of the Company’s Department of Human Resources, specifying the contemplated opportunity or activity. The Company will attempt to respond within ten (10) business days following receipt of said writing. In no event will the Company’s failure to respond within ten business days constitute a waiver of any of the provisions of this Agreement.

10.          All ideas, inventions, discoveries, concepts, trademarks, or other developments or improvements, whether patentable or not, conceived by Employee, alone or with others, at any time during the term of Employee’s employment, whether or not during working hours or on the Company’s premises, which are within the scope of or related to the business operations of the Company (“New Developments”), shall be and remain the exclusive property of the Company.

To the extent permitted by law, all New Developments consisting of copyrightable subject matter shall be deemed “work made for hire” as defined in 17 U.S.C. § 101. To the extent that the foregoing does not apply, Employee hereby assigns to the Company, for no additional consideration, Employee’s entire right, title and interest in and to all New Developments. Employee shall do all things reasonably necessary to ensure ownership of such New Developments by the Company, including the execution of documents assigning and transferring to the Company, all of Employee’s rights, title, and interest in and to such New Developments, and the execution of all documents required to enable the Company to file and obtain patents, trademarks, and copyrights in the United States and foreign countries on any of such New Developments.

11.          Subject to Section 21 below, Employee will not disparage the Company in any way which could adversely affect the goodwill, reputation, and business relationships of the Company with the public generally, or with any of their customers, suppliers, or employees.

12.          During Employee’s employment by the Company and for a period of one year following Employee’s separation from employment for any reason, Employee will not, directly or indirectly, induce or seek to induce any other employee or consultant of the Company to terminate his/her employment or consulting relationship with the Company, nor will Employee, directly or indirectly, induce or seek to induce any other employee or consultant of the Company to accept employment with a Competitor, nor will Employee be involved in the hiring of any other employee or consultant of the Company on behalf of any person or entity other than the Company. Without limitation, Employee will not, directly or indirectly, induce or seek to induce any other current or former employee or consultant of the Company to violate any of his/her non-compete and/or non-solicitation and/or non-disclosure and/or non-disparagement agreement(s) with the Company.

13.          During Employee’s employment by the Company and for a period of one year following Employee’s separation from employment for any reason, Employee will, before accepting an offer of employment from any person or entity, provide such person or entity a copy of this Agreement. Employee authorizes the Company to provide a copy of this Agreement to any and all future employers of Employee.

14.          Employee represents that Employee is not bound by any agreement or other duty to a former employer or any other party that would prevent Employee from fully performing Employee’s duties and responsibilities for the Company or complying with any obligations hereunder. Employee agrees that Employee will not use or disclose any confidential or proprietary information or trade secrets of any former employer or other person or entity in the course of Employee’s employment with the Company, and Employee will not bring onto the premises of the Company any such information unless consented to in writing by such former employer, person or entity.

15.          Employee further agrees and consents that this Agreement and the rights, duties, and obligations contained in it may be and are fully transferable and/or assignable by the Company, and shall be binding upon and inure to the benefit of the Company’s successors, transferees, or assigns.

16.          Employee further agrees that any breach or threatened breach of this Agreement would result in material damage and immediate and irreparable harm to the Company. Employee further agrees that any breach of the restrictive covenants contained herein would result in the inevitable disclosure of the Information. Employee therefore agrees that the Company, in addition to any other rights and remedies available to it, shall be entitled to injunctive and other equitable relief, without posting bond or other security, in the event of any such breach or threatened breach by Employee. Employee acknowledges that the prohibitions and obligations contained in this Agreement are reasonable and do not prevent Employee’s ability to use Employee’s general abilities and skills to obtain gainful employment. Therefore, Employee agrees that Employee will not sustain monetary damages in the event that Company obtains a temporary, preliminary or permanent injunction to enforce this Agreement.

17.          If in any judicial proceeding or arbitration, a court or an arbitrator finds that any of the restrictive covenants in this Agreement exceed the time, geographic or scope limitations permitted by applicable law, Employee and the Company intend that such provision be reformed by such court or arbitrator to the maximum time, geographic or scope limitation, as the case may be, then permitted by such law. Furthermore, it is agreed that any period of restriction or covenant hereinabove stated shall not include any period of violation or period of time required for litigation or arbitration to enforce such restrictions or covenants.

18.          Employee agrees that this Agreement shall be governed by the laws of the State of Texas, without giving effect to any conflict of law provisions. Employee further voluntarily consents and agrees that the state or federal courts with jurisdiction over Denton County, Texas: (i) must be utilized solely and exclusively to hear any action arising out of or relating to this Agreement; and ii) are a proper venue for any such action and Employee consents to the exercise by such court of personal jurisdiction over Employee for any such action.

19.          If any of the provisions in this Agreement conflict with similar provisions in any other document or agreement related to Employee’s employment with Company, the provisions of this Agreement will apply; provided, however, if the restrictions set forth in the other document or agreement at issue are broader in scope than those in this Agreement and are enforceable under applicable law, those restrictions in the other document or agreement will apply. The provisions of this Agreement are severable. To the extent that any portion of this Agreement is deemed unenforceable, such portion may, without invalidating the remainder of the Agreement, be modified to the limited extent necessary to cure such unenforceability, such unenforceability shall not affect any other provisions in this Agreement, and this Agreement shall be construed as if such unenforceable provision had never been contained herein.

20.          This Agreement does not obligate Company to employ Employee for any period of time and Employee’s employment is “at will.”

21.          Notwithstanding any other provision of this Agreement, nothing contained in this Agreement limits Employee’s ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (collectively, “Government Agencies”), or from providing truthful testimony in response to a lawfully issued subpoena or court order. Employee understands that this Agreement does not limit Employee’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company.

EMPLOYEE

Date: October 27, 2016

/s/ Diane M. Morefield
Signature

Diane M. Morefield
Type or Print Name

C-6